July 15, 2010

Charles W. Berger
128 Worcester Loop
Los Gatos, CA 95030

Dear Chuck:

On behalf of Tier Technologies, Inc. (the "Company"), this confirms the terms of your employment with the Company as its interim Chief Executive Officer during its executive management transition.

The Company expects you to serve as Chief Executive Officer for a period of up to 60 days (the "Interim Period"), beginning June 23,2010, reporting directly to the Company's Board of Directors (the "Board"), of which you are a member. As Chief Executive Officer, you will be responsible for the overall strategy and management of the Company, and you will also be working with the Board in obtaining a replacement Chief Executive Officer. During the Interim Period you will be based at the Company's offices in Reston, Virginia.

Compensation. Your compensation will be $ 17,307.69 per bi-weekly pay period, less all applicable federal, state and local taxes and withholdings, to be paid in installments in accordance with the Company's standard payroll practices during the Interim Period. You will not be eligible for or receive other compensation, benefits, vacation accruals, or gross-ups with respect to your service as CEO, although the Compensation Committee of the Board may, in its discretion, award you a bonus at the conclusion of your service as Chief Executive Officer, but the decision on any such bonus, and the timing and amount of any such bonus, shall be entirely at the discretion of the Compensation Committee of the Board. For the avoidance of doubt, while you are serving as CEO, you will not receive any cash compensation for service as a director (and your quarterly Board retainer will not accrue), nor will you receive any stock awards, but all of your existing restricted stock units, options, and other stock awards will continue to vest.

Reimbursement of Expenses. We understand you will be traveling each week from your home in California to the Company's offices in Reston. The Company will reimburse you for all reasonable travel, entertainment and other expenses incurred or paid by you in connection with, or related to, the performance of your duties, responsibilities or services under this Agreement, upon presentation by you of documentation, expense statements, vouchers and/or such other supporting information as the Company may request; provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board. You must provide your expense substantiation within 90 days after the date the expenses are paid or incurred, and the Company will reimburse you within 30 days after receipt of such substantiation.

At-Will Employment. Your employment with the Company as interim CEO will be on an "at-will" basis, meaning that either you or the Company may terminate the employment

11130 Sunrise Valley Drive • Suite 300 • Reston, VA 20191 • Ph: 571-382-1000 • Fax: 571-382-1384

www.tier.com

Charles W. Berger
July 15, 2010

relationship at any time, for any reason or no reason, with or without cause and with or without notice. Nothing in this letter constitutes an agreement, either express or implied, to pay you compensation or grant you any benefit beyond the end of the Interim Period. If the next CEO has not begun working by the end of the Interim Period, the terms of this Agreement will automatically extend, absent contrary notice by either the Board or you to the other.

Proprietary and Confidential Information. Developments, Noncompetition and Nonsolicitation Agreement. As a condition of your employment, you will be required to execute the Company's Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement, a copy of which is enclosed with this letter.

Company Policies and Procedures. As an employee of the Company, you must comply with all Company policies and procedures. Violations of the Company's policies may lead to immediate termination of your employment.

Other Agreements and Governing Law. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or that is in any way inconsistent with the terms of this letter. Please note that this offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by Virginia law.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to Philip G. Heasley, Chairman of the Board of Directors.

On behalf of Tier Technologies, Inc.

/s/ Philip G. Heasley
Philip G. Heasley
Chairman of the Board

The foregoing correctly sets forth the terms of my offer of at-will employment by Tier Technologies, Inc.

/s/ Charles W. Berger	Date: July 15, 2010
Charles W. Berger